Exhibit 4.1

Description of Company Securities

The total number of shares of all classes of stock that we have authority to issue is 120,000,000, consisting of 100,000,000 shares of common stock, par value $.001 per share, and 20,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

Voting rights. Holders of common stock are entitled to one vote per share on any matter to be voted upon by shareholders. All shares rank equally as to voting and all other matters. The shares of common stock have no preemptive or conversion rights, no redemption or sinking fund provisions, are not liable for further call or assessment and are not entitled to cumulative voting rights.

Dividend rights. For as long as such stock is outstanding, the holders of common stock are entitled to receive ratably any dividends when and as declared from time to time by our board of directors out of funds legally available for dividends. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future.

Liquidation rights. Upon a liquidation or dissolution of our company, whether voluntary or involuntary, creditors will be paid before any distribution to holders of our common stock. After such distribution, holders of common stock are entitled to receive a pro rata distribution per share of any excess amount.

Preferred Stock

Our articles of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.001 per share, covering up to an aggregate of 20,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have preferences, voting powers, qualifications and special or relative rights or privileges determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.

Anti-Takeover Provisions in Our Articles of Incorporation and Bylaws

Our articles of Incorporation and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Removal of directors and filling board vacancies. Our bylaws provide that directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of capital stock entitled to vote generally in the election of directors voting together as a single class. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may be filled by the affirmative vote of a majority of the shareholders, or by a majority of our directors then in office even if less than a quorum.

Meetings of shareholders. Our bylaws (a) provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of shareholders, and (b) limit the business that may be conducted at an annual meeting of shareholders to those matters properly brought before the meeting.

Advance notice requirements. Our bylaws establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our shareholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

Amendment to Bylaws and Articles of Incorporation. Except as otherwise required by Utah law, any amendment of our articles of incorporation must first be approved by a majority of our board of directors and thereafter be approved by a majority vote of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to shareholder action, directors, indemnification and the amendment of our bylaws and articles of incorporation must be approved by no less than 66 2/3% of the voting power of all of the shares of capital stock issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class. Our bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to certain limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least a majority of the voting power of all of the shares of capital stock issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class.

Blank check preferred stock. The existence of our authorized but unissued shares of preferred stock may enable our board of directors to make it more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our shareholders, our board of directors could cause shares of preferred stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or other classes of preferred stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring, or preventing a change in control.

Utah Control Shares Acquisition Act

We are organized under Utah law. Some provisions of Utah law may delay or prevent a transaction that would cause a change in our control. Under our articles of incorporation we have opted that Section 61-6-1, et seq. of the Utah Code Annotated, as amended, an anti-takeover law commonly referred to as the Control Shares Acquisition Act, will not apply to us.

Other Provisions of Our Articles of Incorporation and Bylaws

Our articles of incorporation provides that, subject to the rights of any issued preferred stock, our board of directors will be a staggered board of directors consisting of different terms designated as Class I, Class II and Class III, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors.

Since there is no cumulative voting in the election of directors, this classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be believed by our shareholders to be in their best interest. Pursuant to our articles of incorporation, shares of our preferred stock may be issued from time to time, and the board of directors is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation, which could impact the ability to remove directors as currently contemplated.

Ability of Our Shareholders to Act

Our bylaws provide that any shareholder or shareholders holding at least 10% of the total voting power may call special shareholders meetings. Written notice of any special meeting so called shall be given to each shareholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.

Our bylaws provide that nominations of persons for election to our board of directors may be made at any annual meeting of our shareholders, or at any special meeting of our shareholders called for the purpose of electing directors, (a) by or at the direction of our board of directors or (b) by any of our shareholders.

In addition to any other applicable requirements, for a nomination to be properly brought by a shareholder, such shareholder must have given timely notice thereof in proper written form to our Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices (a) in the case of an annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of our shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Our bylaws provide that no business may be transacted at any annual meeting of our shareholders, other than business that is either (a) specified in the notice of meeting given by or at the direction of our board of directors, (b) otherwise properly brought before the annual meeting by or at the direction of our board of directors or (c) otherwise properly brought by any of our shareholders. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to our Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

Limitations of Director Liability and Indemnification of Directors, Officers, and Employees

Our articles of incorporation provide that to the fullest extent permitted by the bylaws or the Utah Revised Business Corporation Act, or the Act, or any other applicable law, as either may be amended, a director shall have no liability to the us or our shareholders for monetary damages for conduct, any action taken, or any failure to take any action as a director. As permitted by the Act, directors will not be personally liable to us or our shareholders for monetary damages as a director except liability for (a) the amount of a financial benefit received by a director to which he’s not entitled; (b) an intentional infliction of harm on the corporation or its shareholders; (c) an unlawful distribution in violation of Section 16-10a-842 of the Act; or (d) an intentional violation of criminal law.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.

In addition, our bylaws provide that:

●	we will indemnify our directors to the fullest extent permitted by the Act, including advancing expenses in connection with legal proceedings, subject to limited exceptions;

●	the corporation may, to the extent permitted by the Act, by action of its board of directors, agree to indemnify officers, employees and other agents of the corporation and may advance expenses to such persons.

We have entered into indemnification agreements with each of our executive officers and directors. These agreements provide that, subject to limited exceptions and among other things, we will indemnify each of our executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnity in connection with any proceeding in which a right to indemnification is available.

We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons who control our company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty, or may have the practical effect in some cases of eliminating our shareholders’ ability to collect monetary damages from our directors and executive officers. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that might result in a claim for such indemnification.

Listing

Our common stock is listed for quotation on the NYSE American under the symbol “SDPI.”

Transfer Agent and Registrar

VStock Transfer is transfer agent and registrar for our common stock.